Exhibit 2.1

DESCRIPTION OF SECURITIES

This section summarizes the material rights of the shareholders of Apollomics Inc. (“Apollomics” or the “Company”). Except where the context otherwise requires or where otherwise indicated herein, the terms “we,” “us,” “our,” “our company” and “our business” refers to the Company. Capitalized terms that are not defined herein shall have the meanings ascribed to them in our Annual Report on Form 20-F for the year ended December 31, 2025. Because the following is only a summary, it does not contain all of the information that may be important to you. The following summary does not purport to be complete and is qualified in its entirety by reference to applicable Cayman Islands law and our sixth amended and restated memorandum and articles of association (the “Articles”), and the resolutions approved by shareholders on November 14, 2024 (the “Resolutions”), which have been publicly filed with the U.S. Securities and Exchange Commission (the “SEC”).

We are an exempted company incorporated in the Cayman Islands with limited liability and our affairs are governed by our articles, the Cayman Islands Companies Act (the “Companies Act”) and the common law of the Cayman Islands.

Pursuant to the Articles and the Resolutions, the authorized share capital of Apollomics is 100,000,000 Class A ordinary shares, par value $0.01 per share (“Apollomics Class A Ordinary Shares”), and 20,000,000 Class B ordinary shares, par value $0.01 per share (“Apollomics Class B Ordinary Shares” and, together with the Apollomics Class A Ordinary Shares, the “Apollomics Ordinary Shares”), and 10,000,000 preference shares, par value $0.01 per share. All of our outstanding shares are validly issued, fully paid and non-assessable.

The board of directors of Apollomics (the “Board”) may determine the issue prices and terms for our shares or other securities, and may further determine any other provision relating to such issue of shares or securities. We may also issue and redeem redeemable securities on such terms and in such manner as the Board shall determine.

Ordinary Shares

The following is a description of the material terms of the Apollomics Ordinary Shares and the Articles. The following descriptions are qualified by reference to the Articles in effect as of the date of the Company’s Annual Report on Form 20-F (the “Annual Report”) of which this Exhibit 2.1 forms a part.

Apollomics Class A Ordinary Shares

Each Apollomics Class A Ordinary Share has all the rights, powers and privileges provided for in the Articles.

Apollomics Class B Ordinary Shares

The Apollomics Class B Ordinary Shares are identical to the Apollomics Class A Ordinary Shares, provided, that the Apollomics Class B Ordinary Shares are subject to a lock-up whereby such shareholders are prohibited from transferring such shares for a period of six months after the closing of our Business Combination (as defined in the Annual Report), on the terms and conditions identical to those set forth in that certain Lock-Up Agreement, dated as of September 14, 2022, by and among the Company, MP One Investment LLC and the individuals party thereto (the “Lock-Up Agreement”).

Voting Rights

Each registered holder of Apollomics Ordinary Shares is entitled to one vote for each Apollomics Ordinary Share of which he, she or it is the registered holder, subject to any rights and restrictions for the time being attached to any share. Unless specified in the Articles, or as required by applicable provisions of the Cayman Companies Law or applicable stock exchange rules, an ordinary resolution, being, the affirmative vote of shareholders holding a majority of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of the company or a unanimous written resolution of all of our shareholders entitled to vote at a general meeting of the company, is required to approve any such matter voted on by our shareholders. Approval of certain actions, such as amending the Articles, reducing our share capital, registration of our company by way of continuation in a jurisdiction outside the Cayman Islands and merger or consolidation with one or more other constituent companies, requires a special resolution under Cayman Islands law and pursuant to the Articles, being the affirmative vote of shareholders holding a majority of not less than two-thirds of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of the company or a unanimous written resolution of all of our shareholders entitled to vote at a general meeting of the company.

Dividend Rights

We have not paid any cash dividends on our ordinary shares to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of the Board.

Liquidation Rights

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of Apollomics Ordinary Shares are entitled to participate in any surplus assets in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up or the date of the return of capital, as the case may be, on the Apollomics Ordinary Shares held by them respectively.

Registration Rights

Certain shareholders are entitled to certain registration rights under the terms of that certain Registration Rights Agreement by and among the Company, Maxpro Capital Acquisition Corp., MP One Investment LLC and Continental Stock Transfer & Trust Company (the “Registration Rights Agreement”). For more information on the Registration Rights Agreement, please see Exhibit 4.16 to the Annual Report.

In addition, PIPE Investors who purchased PIPE Class B Shares pursuant to the Subscription Agreements are entitled to certain registration rights for the Apollomics Class A Ordinary Shares into which the PIPE Class B Shares are convertible under the terms of the Subscription Agreements. PIPE Investors who received Penny Warrants are also entitled to certain registration rights for the Apollomics Class A Ordinary Shares issuable upon exercise of the Penny Warrants under the terms of the Penny Warrant Agreement. For more information on the Subscription Agreements, please see Exhibit 4.18 to the Annual Report.

Shareholder Meetings

One or more shareholders holding at least a majority of the paid up voting share capital of our company present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy and entitled to vote at that meeting shall form a quorum. In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on Nasdaq. There is no requirement under the Companies Act for us to hold annual or extraordinary general meetings.

Warrants

Public Warrants

Pursuant to the Warrant Assumption Agreement, included as Exhibit 4.15 to the Annual Report, Maxpro Capital Acquisition Corp., a Delaware corporation (“Maxpro”), assigned to us all of Maxpro’s right, title and interest in and to the Warrant Agreement (filed as Exhibit 4.14 to the Annual Report), with any amendments thereto, if any, in relation to the Public Warrants and we have assumed, and have agreed to pay, perform, satisfy and discharge in full, all of Maxpro’s liabilities and obligations in respect of the Public Warrants under the Warrant Agreement, with any amendments thereto, if any, in relation to the Public Warrants arising from and after the closing of our Business Combination. Each outstanding Maxpro Warrant became a warrant to purchase Apollomics Class A Ordinary Shares (the “Apollomics Warrants”), with each such warrant exercisable for the number of Apollomics Class A Ordinary Shares the holder of such Maxpro Warrant would have received in the Business Combination if it exercised such Maxpro Warrant immediately prior to the Business Combination.

The Apollomics Warrants are governed by the Warrant Agreement, as modified and amended by the Warrant Assumption Agreement. Only whole Apollomics Warrants may be exercised at a given time by warrant holders. Each Apollomics Warrant entitles the registered holder to purchase one Apollomics Class A Ordinary Share at a price of $11.50 per 0.01 share, subject to adjustment as discussed below.

The Apollomics Warrants expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Apollomics Class A Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Apollomics Class A Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue Apollomics Class A Ordinary Shares upon exercise of a warrant unless Apollomics Class A Ordinary Shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

If a registration statement covering the Apollomics Class A Ordinary Shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Apollomics Class A Ordinary Shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, or the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, we may call the warrants for redemption:

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in whole and not in part;
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at a price of $0.01, per warrant;
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upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “30-day redemption period”) to each warrant holder; and
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if, and only if, the reported last sale price of the Apollomics Class A Ordinary Shares equals or exceeds $1,800 per share (as adjusted for share splits, share dividends, right issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of Apollomics Class A Ordinary Shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such Apollomics Class A Ordinary Shares under the blue sky laws of the state of residence in those states in which the warrants were offered by Maxpro in their initial public offering.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Apollomics Class A Ordinary Shares may fall below the $1,800 redemption trigger price (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price per 0.01 share after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of Apollomics Class A Ordinary Shares issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of Apollomics Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Apollomics Class A Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Apollomics Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Apollomics Class A Ordinary Shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the Apollomics Class A Ordinary Shares outstanding immediately after giving effect to such exercise.

If the number of outstanding Apollomics Class A Ordinary Shares is increased by a share dividend payable in Apollomics Class A Ordinary Shares, or by a split-up of Apollomics Class A Ordinary Shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of Apollomics Class A Ordinary Shares issuable on exercise of each whole warrant will be increased in proportion to such increase in the outstanding Apollomics Class A Ordinary Shares. A rights offering to holders of Apollomics Class A Ordinary Shares entitling holders to purchase Apollomics Class A Ordinary Shares at a price less than the fair market value will be deemed a share dividend of a number of Apollomics Class A Ordinary Shares equal to the product of (i) the number of Apollomics Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Apollomics Class A Ordinary Shares) and (ii) one (1) minus the quotient of (x) the price per Apollomics Class A Ordinary Share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Apollomics Class A Ordinary Shares, in determining the price payable for Apollomics Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Apollomics Class A Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Apollomics Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Apollomics Class A Ordinary Shares on account of such Apollomics Class A Ordinary Shares (or other authorized shares of us into which the warrants are convertible), other than as described above or certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Apollomics Class A Ordinary Share in respect of such event.

If the number of outstanding Apollomics Class A Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Apollomics Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Apollomics Class A Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Apollomics Class A Ordinary Shares.

Whenever the number of Apollomics Class A Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Apollomics Class A Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Apollomics Class A Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Apollomics Class A Ordinary Shares (other than those described above or that solely affects the par value of such Apollomics Class A Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Apollomics Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Apollomics Class A Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of authorized shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event.

The warrants were issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake or defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Apollomics Class A Ordinary Shares and any voting rights until they exercise their warrants and receive Apollomics Class A Ordinary Shares. After the issuance of Apollomics Class A Ordinary Shares upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of Apollomics Class A Ordinary Shares to be issued to the warrant holder.

Penny Warrants

Pursuant to the Penny Warrant Agreements, Apollomics has issued to certain PIPE Investors 57,500 warrants to acquire an aggregate of 575 Apollomics Class A Ordinary Shares, each with an exercise price of $0.01 per 0.01 share (the “Penny Warrants”).

The Penny Warrants are exercisable commencing six months after the closing of the Business Combination and expire five years following the closing of the Business Combination after which time the Penny Warrants shall automatically be cashlessly exercised, as described in the Penny Warrant Agreements. The Penny Warrant Agreements provide for certain registration rights with respect to the resale of Apollomics Class A Ordinary Shares issuable upon exercise of the Penny Warrants, which are substantially similar to the registration rights provided under the Subscription Agreements. Our Penny Warrants are not listed on Nasdaq.

Private Warrants

The Apollomics Private Warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability, redemption, and exercise period. Our Private Warrants are not listed on Nasdaq.

In addition, holders of Apollomics Warrants are entitled to certain registration rights.

Exclusive Forum

Our Articles provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”). Our Articles also provide that unless we consent in writing to the selection of an alternative forum, the competent courts in the Cayman Islands shall be the exclusive forum for any derivative action or proceeding brought on behalf of us, any action asserting a breach of a fiduciary duty owed by any of our current or former directors, officers or our other employees or our shareholders or any action asserting a claim arising pursuant to any provision of the Companies Act and/or the Articles or any action asserting a claim against the Company which, if brought in the United States of America, would be a claim arising under the “Internal Affairs Doctrine” (as such concept is recognized under the laws of the United States of America).

Transfer Agent and Registrar

Our transfer agent and registrar is Continental Stock Transfer & Trust Company. Its address is 1 State Street, 30th Floor, New York, New York 10004, and its telephone number is 212-509-4000.